EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors

eAutoclaims., Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 22, 2006 on the financial statements of eautoclaims, Inc. as of July 31, 2006 and our report dated September 22, 2006 on the financial statement schedule for each of the three years in the period ended July 31, 2006, which appear in such Prospectus. We also consent to the reference to our Firm under the captions “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

November 24, 2006